Exhibit 4.2
WARRANT ASSUMPTION AGREEMENT

This Warrant Assumption Agreement (this “Warrant Assumption Agreement”) is entered into as of [•], 2024, by and among Learn CW Investment Corporation, a Cayman Islands exempted company (“Learn CW”), Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of Learn CW (“Holdco”), and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Stock Company, LLC), a New York limited liability company (the “Warrant Agent” and together with Learn CW and Holdco, collectively as the “Parties” and individually, each a “Party”).

WHEREAS, Learn CW and the Warrant Agent are parties to that certain Warrant Agreement dated as of October 12, 2021 (the “Existing Warrant Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to the Business Combination Agreement, dated as of October 24, 2023 (the “Business Combination Agreement”), by and among Learn CW, Holdco, LCW Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“LCW Merger Sub”), Innventure LLC, a Delaware limited liability company (“Innventure”), and Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco (“Innventure Merger Sub” and, together with LCW Merger Sub, the “Merger Subs”), subject to the terms and conditions set forth therein, at the closing of the Transactions, as defined herein (the “Closing”), among other things, (a) LCW Merger Sub will merge with and into Learn CW (the “Learn CW Merger”), with Learn CW as the surviving entity of the Learn CW Merger and (b) Innventure Merger Sub will merge with and into Innventure (the “Innventure Merger” and together with the Learn CW Merger, the “Mergers”), with Innventure as the surviving company of the Innventure Merger (the consummation of the Mergers and the other transactions contemplated in the Business Combination Agreement are referred to herein as the “Transactions”). Following the Mergers, each of Learn CW and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company and change its name to “Innventure, Inc.”;

WHEREAS, pursuant to the terms and conditions set forth in the Business Combination Agreement, at the effective time of the LCW Merger (the “LCW Merger Effective Time”), by virtue of the LCW Merger and without any further action on the part of any Party hereto or the Registered Holders, Holdco shall assume the Existing Warrant Agreement pursuant to the terms set forth herein;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that Learn CW and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder for the purpose of curing any ambiguity contained in the Existing Warrant Agreement, including to conform the provisions of the Existing Warrant Agreement to the description of the terms of the Warrants, or adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Parties may deem necessary or desirable and that the Parties deem shall not adversely affect the interests of the Registered Holders under the Existing Warrant Agreement;

WHEREAS, pursuant to the terms and conditions of each of the Existing Warrant Agreement and the Business Combination Agreement, at the LCW Merger Effective Time, by virtue of the LCW Merger and without any action on the part of any Registered Holders, each Warrant that is outstanding immediately prior to the LCW Merger Effective Time shall, pursuant to and in accordance with Section 4 of the Existing Warrant Agreement, automatically and irrevocably be modified to provide that such Warrant shall no longer entitle the holder thereof to purchase the number of Ordinary Shares set forth therein and in substitution thereof such Warrant shall entitle the holder thereof to acquire such number of shares of common stock of Holdco, par value $0.0001 per share (“Holdco Common Stock”), per Warrant, subject to adjustments as provided in Section 4 and the last sentence of Section 3.1 of the Existing Warrant Agreement, that such holder would have received pursuant to the terms and conditions of the Existing Warrant Agreement; and

WHEREAS, as a result of this Warrant Assumption Agreement, each Warrant outstanding immediately prior to the LCW Merger Effective Time will be exchanged for a warrant to purchase Holdco Common Stock pursuant to the terms and conditions of the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Learn CW, Holdco and the Warrant Agent hereby agree as follows:

1.	Assignment and Assumption.

(a)          Upon and subject to the occurrence of the LCW Merger Effective Time, Learn CW hereby assigns, and Holdco hereby assumes, the rights and obligations of Learn CW under the Existing Warrant Agreement and the Warrants, and Holdco hereby agrees to faithfully perform, satisfy and discharge when due, the liabilities and obligations of Learn CW under the Existing Warrant Agreement and the Warrants. As a result of the preceding sentence, upon and subject to the occurrence of the LCW Merger Effective Time, each Warrant will be exchanged for a warrant to purchase Holdco Common Stock pursuant to the terms and conditions of the Existing Warrant Agreement.

(b)          This Warrant Assumption Agreement is being executed and delivered pursuant and subject to the Existing Warrant Agreement. Nothing in this Warrant Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Existing Warrant Agreement or any other document or instrument delivered pursuant to or in connection with it.

2.	Amendment of Existing Warrant Agreement.

(a)          Learn CW, Holdco, and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2 effective immediately prior to the LCW Merger Effective Time and conditions on the occurrence of the Closing, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders.

(b)          All references to “Learn CW Investment Corporation., a Cayman Islands exempted company” in the Existing Warrant Agreement (including all Exhibits thereto) shall refer instead to “Innventure, Inc., a Delaware corporation.” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Innventure, Inc. or Holdco rather than to Learn CW Investment Corporation.

(c)          Reference to Ordinary Shares. All references to “Class A ordinary shares” of Learn CW and “$0.0001 par value” in the Existing Warrant Agreement shall refer instead to “shares of common stock” of Holdco and “par value of $0.0001 per share”, respectively. As a result thereof, all references to “Ordinary Shares” in the Existing Warrant Agreement shall be references to Holdco’s Common Stock rather than to Learn CW’s Class A ordinary shares.

(d)          Notice. The address for notices to Learn CW set forth in Section 9.2 of the Existing Warrant Assumption Agreement is hereby amended in its entirety as follows:

Innventure, Inc.
6900 Tavistock Lakes Blvd, Suite 400
Orlando, Florida 32827
Attn: Bill Haskell; Roland Austrup and Suzanne Niemeyer

with a copy to:

Jones Day
1221 Peachtree Street, N.E., Suite 400
Atlanta, Georgia 30361
Attn: Thomas Short

(e) Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

(f) Fractional Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.”

(g) Issuance of Ordinary Shares on Exercise. The last sentence of Section 3.3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in shares of Holdco Common Stock, the Company shall round down to the nearest whole number, the number of Holdco Common Stock to be issued to such holder. Upon receipt of a notice of any exercise of Warrants on a “cashless basis”, the Warrant Agent shall deliver a copy of such notice to the Company and the Company shall promptly calculate and transmit to the Warrant Agent in writing, the number of Holdco Common Stock issuable in connection with such exercise. The Warrant Agent shall have no obligation under this Agreement to calculate, the number of Holdco Common Stock issuable in connection with such exercise, nor shall the Warrant Agent have any duty or obligation to investigate or confirm whether the Company's determination of the number of Holdco Common Stock issuable upon such exercise is accurate or correct.”

(h) Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

(i) Fractional Warrants. Section 5.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.”

3.	Miscellaneous.

(a)          Governing Law and Jurisdiction. The validity, interpretation, and performance of this Warrant Assumption Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, Holdco hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Assumption Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Holdco hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

(b)          Successors and Binding Effect. This Warrant Assumption Agreement shall be binding upon and inure to the benefit of the Parties hereto and to their respective successors and assigns.

(c)          Entire Agreement. This Warrant Assumption Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as expressly set forth in this Warrant Assumption Agreement, provisions of the Existing Warrant Agreement which are not inconsistent with this Warrant Assumption Agreement shall remain in full force and effect. This Warrant Assumption Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(d)          Severability. This Warrant Assumption Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Assumption Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Warrant Assumption Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e)          Headings. The section headings herein are for convenience only and are not part of this Warrant Assumption Agreement and shall not affect the interpretation thereof.

(f)          Amendment. This Warrant Assumption Agreement may not be amended, except by an instrument in writing signed by each Party hereto.

(g)          Counterparts and Electronic Signatures. This Warrant Assumption Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Warrant Assumption Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Warrant Assumption Agreement or any document to be signed in connection with this Warrant Assumption Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(h)          Termination. If the Business Combination Agreement is terminated in accordance with its terms before the LCW Merger Effective Time, this Warrant Assumption Agreement shall immediately terminate and cease to have any force or effect, without any liability on the part of any Party hereto, as if this Warrant Assumption Agreement had not been executed and delivered.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

LEARN SPAC HOLDCO, INC.

By:
Name:	Robert Hutter
Title:	President

LEARN CW INVESTMENT CORPORATION

By:
Name:	Robert Hutter
Title:	President

EQUINITI TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Warrant Assumption Agreement]